Exhibit 99.1

BIGLARI HOLDINGS INC.

NEWS RELEASE

San Antonio, TX, May 18 – Biglari Holdings Inc. (NYSE: BH) announces its fiscal second quarter 2012 results:

Biglari Holdings Inc.’s operating results for the sixteen and twenty-eight weeks, which ended April 11, 2012, are summarized below.  To become apprised fully of our results, shareholders should carefully study our 10-Q, which has been posted at www.biglariholdings.com.

(Amounts in $000s)
	Sixteen Weeks Ended		Twenty-Eight Weeks Ended
	April 11,	April 13,	April 11,	April 13,
	2012	2011	2012	2011

Operating earnings before interest and taxes	$7,889	$8,544	$18,738	$18,565
Biglari Holdings investment gains	378	398	3,973	3,451
Consolidated affiliated partnerships investment gains and other income	1,933	365	4,133	3,472
Interest expense	(2,533)	(867)	(4,388)	(1,432)
Income taxes	(2,136)	(2,687)	(6,896)	(7,028)
Earnings attributable to noncontrolling interests	(1,003)	(108)	(2,237)	(1,920)
Net earnings attributable to Biglari Holdings Inc.	$4,528	$5,645	$13,323	$15,108

Analysis of Results:

In the second quarter Steak n Shake’s same-store sales advanced 4.8%, principally because customer traffic expanded by 5.2%. Steak n Shake’s earnings before interest and taxes increased to $13.1 million, up from $9.5 million in the second quarter of fiscal 2011.

Biglari Holdings has $27.5 million of pre-tax unrealized investment gains, all generated in fiscal 2012. Biglari Holdings carries its investments at market value, with unrealized appreciation, net of income tax effect, included as a separate component of shareholders’ equity. Shareholders’ equity can increase by the retention of earnings as well as by unrealized gains on marketable securities (after the effect of income tax, reflecting the amount of taxes that would be paid if gains were realized).

In the above table, we separate earnings from our operating businesses from investment and derivative gains/losses at the holding company. Realizing gains (or losses) in any given quarter can materially impact and thereby distort net income figures as well as comparisons between periods. Because no predictive value exists, we encourage investors to analyze closely our business performance before they interpret the impact of realized gains.

About Biglari Holdings Inc.

Biglari Holdings Inc. is a holding company engaged in a number of diverse business activities. Its most important operating subsidiaries are involved in investment management and the franchising/operating of restaurants. All major operating, investment, and capital allocation decisions are made by Sardar Biglari, Chairman and Chief Executive Officer, on behalf of the Company and its main operating subsidiaries.

Comment on Regulation G

This press release contains certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Biglari Holdings defines operating earnings before interest and taxes outside of the investment gains/losses of the Company and its consolidated affiliated partnerships.

Risks Associated with Forward-Looking Statements

This news release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements which may concern anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here. Biglari Holdings cautions readers not to place undue reliance upon any such forward-looking statements, for actual results may differ materially from expectations. Biglari Holdings does not update publicly or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Further information on the types of factors that could affect Biglari Holdings and its business can be found in the company's filings with the SEC.

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